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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Impavido                          Andrew
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   (Last)                            (First)              (Middle)

   428 Windjammer Lane
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                                    (Street)

   Azle                              Texas                 76020
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)
     9/25/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol
     Warrantech Corporation
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [x]  Officer (give title below)           [ ]  Other (specify below)

Senior Vice President, Corporate Communications
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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Common Stock                          26,449                      D
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                                      200                         I                    Owned by spouse
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                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                                Amount        sion or        Direct      6. Nature of
                           ----------------------                             or            Exercise       (D) or         Indirect
                                   Date       Expira-                         Number        Price of       Indirect       Beneficial
1. Title of Derivative             Exer-      tion                            of            Derivative     (I)            Ownership
   Security (Instr. 4)             cisable    Date            Title           Shares        Security       (Instr. 5)     (Instr. 5)
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Option to purchase common stock    4/4/01     4/1/10        common stock      15,083        $1.313        D
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Option to purchase common stock      **         **          common stock      15,083        $1.313        D
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Option to purchase common stock      **         **          common stock      15,084        $1.313        D
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Reminder: report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: ** Option to purchase 15,083 and 15,084 shares vest and become exercisable on 4/5/02 and 4/5/03 respectively if the Reporting Person is employed on those dates, provided that 50% of the amount schedules to be vested is subject to meeting specified performance goals. The options expire on April 5, 2010.



        /s/ Andrew Impavido                                   October 5, 2001
---------------------------------------------            -----------------------
     ***Signature of Reporting Person                             Date


*** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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